EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 22% Increase in Net Income for Fourth Quarter 2012

EDINBURG, Va., Feb. 28, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended December 31, 2012.

Fourth Quarter 2012 Highlights

Highlights for the quarter include:

  Revenue of $75.0 million, an increase of 12.8% from fourth quarter 2011
  Net income of $4.9 million and net income from continuing operations of $5.1 million, up from $4.0 million and $3.8 million, respectively, in fourth quarter 2011
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $26.0 million, compared to $23.1 million for the fourth quarter of 2011
  Net postpaid PCS customer additions of 4,025 and net prepaid customer additions of 5,723 in the fourth quarter
  At December 31, 2012, the Company had 262,892 postpaid PCS customers and 128,177 prepaid customers, up 5.7% and 19.7%, respectively, from December 31, 2011
  PCS Postpaid churn was 1.87% in the fourth quarter of 2012 compared to 1.89% in fourth quarter 2011. Prepaid churn improved to 3.71% from 3.90% in fourth quarter 2011
  Cable segment revenue generating units totaled 114,891 at December 31, 2012, a 2.7% increase since year end 2011
  As of December 31, 2012, the Company had upgraded 200 of its 516 cell sites to 4G LTE, covering 55% of our covered PCS POPs

President and CEO Christopher E. French commented, "Our fourth quarter results provided a strong finish to our financial and operational achievements for the year. Financial performance for both the fourth quarter and the year was much improved over prior period results. At the same time, we made great strides with our deployment of 4G LTE service as part of Sprint Nextel's Network Vision project."

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2012, net income from continuing operations was $5.1 million compared to $3.8 million in the fourth quarter of 2011. Operating income for the fourth quarter of 2012 was $9.3 million, up $1.3 million or 16% from the fourth quarter of 2011. Adjusted OIBDA (as defined below) increased to $26.0 million in the fourth quarter of 2012 from $23.1 million in the fourth quarter of 2011.

Fourth quarter 2012 included two notable transactions. First, as a result of on-going conversations about the Company's participation in Sprint Nextel's prepaid wireless business, Sprint Nextel re-determined the costs it allocated to the Company, resulting in a reimbursement of $11.8 million of previously-charged expenses for the period July 2010 through September 30, 2012. Second, the Company determined that goodwill related to its past acquisitions of cable systems had become impaired, resulting in a non-cash impairment charge of $11.0 million.

Total revenues for the fourth quarter of 2012 were $75.0 million, an increase of $8.5 million or 12.8% compared to $66.5 million for the 2011 fourth quarter. Increases in PCS and cable RGU counts, combined with increases in the monthly revenue per customer across all segments, accounted for the growth in revenues. Overall operating expenses increased $7.2 million, or 12.4%, to $65.7 million in fourth quarter 2012. Wireless segment operating expenses decreased $6.0 million, principally due to the $11.8 million of prepaid expense reduction that, if effective in prior periods, would have been recognized in prior quarters of 2012 as well as in fiscal years 2011 and 2010. Cable segment operating expenses increased $12.6 million, or $1.6 million excluding the goodwill impairment charge. Wireline segment operating expenses increased $1.3 million.

The increase in operating income resulted primarily from the increase in revenues, partially offset by higher postpaid handset costs and higher handset subsidies in the prepaid business. Depreciation expense increased $2.9 million due to accelerated depreciation related to the upgrade of our Wireless network.

Wireless Segment

The Company continued to experience customer growth in its postpaid wireless markets, adding 4,025 net retail postpaid customers during the fourth quarter of 2012, compared to the 5,072 added during the fourth quarter of 2011. The Company's postpaid wireless customer count at December 31, 2012 was 262,892, a 14,272 or 5.7% increase from December 31, 2011. The Company's fourth quarter postpaid churn was 1.87% compared to 1.89% in fourth quarter 2011. Gross adds of postpaid customers for fourth quarter 2012 totaled 18,624, down slightly from 18,955 in the fourth quarter of 2011.

During the fourth quarter, the Company added 5,723 net prepaid subscribers, ending the fourth quarter of 2012 with 128,177 prepaid subscribers, compared to 107,100 as of December 31, 2011. Gross additions of prepaid subscribers totaled 19,609 in the fourth quarter of 2012, compared to 20,749 added in the fourth quarter of 2011. Prepaid churn was 3.71% for the fourth quarter, down from 3.90% for the fourth quarter of 2011.

Fourth quarter adjusted OIBDA was $18.9 million, an increase of $2.0 million from the fourth quarter of 2011.

Operating revenues increased $6.1 million in the fourth quarter of 2012 compared to the fourth quarter of 2011. The $3.9 million increase in postpaid PCS revenues was primarily due to a 6% increase in customers and the increasing percentage of smartphones, which are subject to higher monthly fees. The $2.1 million increase in prepaid revenues was principally due to the 22% increase in average subscribers in the fourth quarter of 2012, compared to the fourth quarter of 2011, with an increase in the proportion of customers with higher revenue plans accounting for the remainder of the increase.

Operating expenses in the Wireless segment decreased $6.0 million overall, but increased $7.4 million adjusted for the effect of the prepaid expense recovery. Postpaid handset costs increased $1.4 million, due principally to increased sales of higher cost smartphones. Prepaid handset subsidies increased $1.5 million (after adjustments) as a result of steeper customer discounts offered by Sprint Nextel on more expensive handsets.  Wireless network costs increased $0.6 million in the fourth quarter of 2012 primarily as a result of expanded data capacity. Selling, general and administrative expenses increased $0.6 million after adjusting expenses associated with the prepaid programs. Depreciation expense increased $2.8 million, as the Company accelerated depreciation on switch and cell site assets to be replaced in fourth quarter 2012 and 2013 as part of the Network Vision upgrade. Accelerated depreciation on these assets totaled $1.1 million in the fourth quarter of 2012.

Cable Segment

Adjusted OIBDA for fourth quarter 2012 was $1.8 million, up from $1.6 million for the fourth quarter of 2011.

Operating revenue in the fourth quarter of 2012 increased $1.6 million on 3.5% growth in average revenue generating units and 10% growth in revenue per customer, compared to the fourth quarter of 2011. Operating expenses increased by $1.4 million in fourth quarter 2012 over fourth quarter 2011, excluding the goodwill impairment charge and costs to repair storm damage in 2012.

Revenue generating units (the sum of voice, data, and video subscribers) totaled 114,891 at the end of the fourth quarter of 2012, an increase of 2.7% from December 31, 2011. Revenue generating units increased by 129 in the fourth quarter of 2012, compared to an increase of 1,209 in the fourth quarter of 2011. Growth in voice and data revenue generating units was largely offset by losses in video revenue generating units.

Wireline Segment

Adjusted OIBDA for the Wireline segment for fourth quarter 2012 was $6.1 million, an increase of $0.6 million from the comparable 2011 period. Wireline segment DSL customers grew by 216 to 12,567, an increase of 1.7% from the prior year period. Access lines at December 31, 2012, were 22,297, compared to 23,083 at December 31, 2011. Despite the loss of access lines, revenue increased 12% as a result of an increase of $1.1 million in facilities revenues derived primarily from sales of fiber services.

Other Information

Capital expenditures were $35.5 million in the fourth quarter of 2012, up from $22.2 million in the comparable 2011 period. Capital expenditures in fourth quarter 2012 related primarily to capacity upgrades and base station replacements at PCS sites related to the Company's Network Vision project, while spending in fourth quarter 2011 primarily related to upgrades to the cable networks acquired in 2010 and PCS capacity upgrades. The Company expects that capital spending will remain elevated, particularly during the first half of 2013, as the Company works to complete cell site upgrades as part of the Network Vision project.

Cash and cash equivalents as of December 31, 2012 were $71.1 million, up $15.9 million at December 31, 2011, primarily as a result of additional funding under the Company's debt agreement that was amended in the third quarter of 2012 to provide funding to complete the Network Vision upgrade project and other corporate needs. Total outstanding debt at December 31, 2012 totaled $232.2 million, up from $180.6 million at December 31, 2011. Over the next twelve months, the Company is scheduled to make approximately $2.0 million in principal repayments. At December 31, 2012, the debt/equity ratio was 1.12 and debt as a percent of total assets was 41%. The amount available to the Company through its revolver facility was $50 million as of December 31, 2012.

The Company expects to spend a total of approximately $115 million on capital expenditures to implement 4G LTE services in its PCS service area in conjunction with Sprint Nextel's Network Vision project, including $30 million spent during 2012 and $85 million remaining to be spent in 2013, in addition to on-going capital spending to support capacity needs on the wireless network. The Company accelerated depreciation on existing PCS assets to be replaced, which added $8.4 million to 2012 expenses and will add a further $4.5 million to 2013 expenses. The Company expects to incur additional network and other costs to support the transition to 4G LTE during 2013 and beyond.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, March 1, 2013, at 10 A.M. Eastern time.

Teleconference Information:
Friday, March 1, 2013, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$71,086	$15,874
Other current assets	45,349	48,590
Investments	8,214	8,305

Net property, plant and equipment	365,474	310,754

Intangible assets, net	74,932	81,346
Other assets, net	5,685	15,110
Total assets	$570,740	$479,979

Current liabilities, exclusive of current maturities of long-term debt of $1,977 and $21,913, respectively	$56,163	$33,666
Long-term debt, including current maturities	232,177	180,575
Total other liabilities	74,552	68,079
Total shareholders' equity	207,848	197,659
Total liabilities and shareholders' equity	$570,740	$479,979

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$74,998	$66,505	$288,075	$251,145

Cost of goods and services	25,340	29,831	117,407	106,640
Impairment charge on goodwill	10,952	--	10,952	--
Selling, general and administrative	12,857	15,024	60,646	56,445
Depreciation & amortization	16,552	13,615	64,412	55,770
Operating expenses	65,701	58,470	253,417	218,855
Operating income	9,297	8,035	34,658	32,290

Interest expense	(2,209)	(1,620)	(7,850)	(8,289)
Other income (expense), net	371	(1)	1,803	204
Income from continuing operations before income taxes	7,459	6,414	28,611	24,205
Income tax expense	2,401	2,589	12,008	10,667
Net income from continuing operations	$5,058	$3,825	$16,603	$13,538
Earnings (loss) from discontinued operations, net of taxes	(142)	147	(300)	(545)
Net income	$4,916	$3,972	$16,303	$12,993

Net income from continuing operations	$0.21	$0.16	$0.69	$0.57
Earnings (loss) from discontinued operations	--	--	(0.01)	(0.02)
Net income	$0.21	$0.16	$0.68	$0.55

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2012 and 2011:

(in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Adjusted OIBDA	$25,990	$23,096	$106,765	$93,148

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

Consolidated:	Three months ended		Twelve months ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011

Operating income	$9,297	$8,035	$34,658	$32,290
Plus depreciation and amortization	16,552	13,615	64,412	55,770
Adjusted prepaid results	(11,802)	1,548	(6,137)	4,890
Plus (gain) loss on asset sales	361	(274)	441	(1,309)
Plus storm damage costs	262	--	813	--
Plus non-cash goodwill impairment charge	10,952	--	10,952	--
Plus share based compensation expense	368	172	1,626	1,507
Adjusted OIBDA	$25,990	$23,096	$106,765	$93,148

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and twelve months ended December 31, 2012 and 2011:

Wireless Segment:	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011

Operating income	$22,094	$10,018	$53,356	$43,372
Plus depreciation and amortization	8,507	5,665	31,660	23,906
Adjusted prepaid results	(11,802)	1,548	(6,137)	4,890
Plus (gain) loss on asset sales	(13)	(435)	(9)	(1,699)
Plus share based compensation expense	103	73	468	444
Adjusted OIBDA	$18,889	$16,869	$79,338	$70,913

Cable Segment:	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011

Operating loss	$(15,288)	$(4,312)	$(29,461)	$(21,382)
Plus depreciation and amortization	5,556	5,720	23,519	23,198
Plus loss on asset sales	120	89	126	176
Plus storm damage costs	262	--	813	--
Plus non-cash goodwill impairment charge	10,952	--	10,952	--
Plus share based compensation expense	161	95	692	594
Adjusted OIBDA	$1,763	$1,592	$6,641	$2,586

Wireline Segment:	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011

Operating income	$3,271	$3,124	$13,843	$13,845
Plus depreciation and amortization	2,480	2,192	9,171	8,453
Plus loss on asset sales	236	92	305	214
Plus share based compensation expense	82	61	372	357
Adjusted OIBDA	$6,069	$5,469	$23,691	$22,869

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: For further information, please contact:
         Adele M. Skolits
         540-984-5161